Exhibit 99.1

For Immediate Release

Contact: Thomas F. Hoffman

(412) 831-4060

CONSOL Energy Reports Strong Fourth Quarter; Record Earnings for 2005

PITTSBURGH (January 26, 2006) – CONSOL Energy Inc. (NYSE:CNX), a high-Btu bituminous coal and coalbed methane company, reported earnings of $87.6 million, or $0.94 per diluted share, for its fourth quarter ended December 31, 2005, compared with $67.7 million, or $0.74 per diluted share for the same period a year earlier. The company reported record annual earnings of $580.9 million, or $6.26 per diluted share, for 2005 compared with $198.6 million, or $2.18 per diluted share, for 2004. Net cash from operating activities was $218.7 million for the quarter just ended, compared with $162.8 million for the December 2004 quarter.

FINANCIAL RESULTS – Period-To-Period Comparison

	Quarter Ended December 31, 2005	Quarter Ended December 31, 2004	Twelve Months Ended December 31, 2005	Twelve Months Ended December 31, 2004
Total Revenue and Other Income	$969.1	$791.4	$3,810.4	$2,776.7
Earnings Before Effect of Accounting Change	$87.6	$67.7	$580.9	$115.2
Net Income	$87.6	$67.7	$580.9	$198.6
Earnings Per Share (Diluted)	$0.94	$0.74	$6.26	$2.18
Net Cash from Operating Activities	$218.7	$162.8	$409.1	$358.1
EBITDA	$190.6	$140.2	$926.3	$389.0	*
EBIT	$123.0	$44.0	$664.5	$108.6	*
Capital Expenditures	$236.2	$111.5	$523.5	$410.6
Other Investing Cash Flows	($2.6)	$5.7	($449.1)	($10.1)

In millions of dollars except per share. Amounts for capital expenditures do not include amounts for equity affiliates. Other investing cash flows represents net cash used in or (provided by) investing activities less capital expenditures and includes: Additions to mineral leases; Investment in Equity Affiliates; Proceeds from Sales of Assets and Proceeds of $420.2 million from sale of 18.5% of CNX Gas. *Before cumulative effect of accounting change.

“The fourth quarter was a strong quarter and 2005 was a watershed year for us in many respects,” said J. Brett Harvey, president and chief executive officer. “During the year, our mines performed well, energy prices continued to rise, and we executed our plan to establish the value of our gas business. In addition, the long term market for Northern Appalachian coal began to evolve as we had forecasted allowing us to secure, in January of this year, a major multi-year contract for high sulfur coal going to scrubbed power plants.”

Harvey noted that several mines or complexes set production records for the year. “Bailey Mine set a new record of 11.1 million tons,” Harvey said, “and the Bailey/Enlow Complex set a new record of 20.9 million tons.” In addition, Harvey said that records were set at the McElroy Mine (10.4 million tons), the Loveridge Mine (6.4 million tons) and the Emery Mine (1.2 million tons). He said performance at these mines helped offset the estimated loss of approximately 2.5 million tons from the Buchanan Mine due to problems that occurred there during the year.

“McElroy, Loveridge and the Bailey/Enlow complex are all facilities in which we have made significant capital investments in the past three years,” Harvey explained. “Our record of capital investment is one of putting our dollars to work in the right places at the right time.”

Energy prices, in particular, were a strong driver in CONSOL Energy’s fourth quarter and full year results. “Coal prices period-to-period were up more than $4.50 for the quarter just ended and more than $5.50 for the full year,” Harvey noted “This is a very robust pricing environment,” he said. “It has enabled us to price our short-term and long-term coal sales at levels that will continue to provide top line growth.”

Harvey also explained that long-term coal markets are beginning to recognize the substantial value of Northern Appalachian coals. “This January, we executed a major, long-term contract with American Electric Power (AEP) for Northern Appalachian coal with a high sulfur content. We were able to do this deal because AEP, as it completes its scrubber projects, was looking for long-term, reliable supplies of coal close to their plants.”

Harvey said he believes that other similar transactions are in the offing. “As scrubbers are added to existing plants, more power plant operators in the east will seek the advantage of fueling with high-Btu coal that is close to their plants.”

Period-To-Period Analysis of Financial Results for the Quarter

Total revenue and other income improved 22.5 percent, primarily reflecting higher prices for produced coal and gas and increased revenue from the purchase of gas (offset by a commensurate increase in cost of goods sold for purchased gas).

Total costs increased 11.7 percent.

Cost of goods sold (including Purchased Gas Costs) increased 20.5 percent, primarily reflecting higher costs related to Purchased Gas (offset by a commensurate increase in Purchased Gas Revenue), higher costs for produced coal (reflecting increased supply and labor costs) and higher taxes and royalties that increased as prices rose.

Depreciation, depletion and amortization decreased 29.7 percent, primarily attributable to the acceleration of depreciation for equipment and facilities at Rend Lake and other idled mine locations in the 2004 period.

Interest expense decreased $1.4 million, or 17.5 percent, reflecting lower amounts of borrowing throughout the 2005 period.

Taxes other than income increased 6.2 percent, reflecting higher coal and gas production taxes related to increases in coal and gas sales prices.

As of December 31, 2005, CONSOL Energy had no short-term debt and had $855.9 million in total liquidity, which is comprised of $340.6 million of cash, an available accounts receivable securitization facility of $102.7 million and $412.6 million available to be borrowed under its $750 million bank facility.

Coal Operations

	Quarter Ended December 31, 2005		Quarter Ended December 31, 2004	Twelve Months Ended December 31, 2005	Twelve Months Ended December 31, 2004
Total Coal Sales (millions of tons)	18.0		19.1	70.5	69.5
Sales – Company-Produced (millions of tons)	17.5		18.7	68.9	67.4
Coal Production (millions of tons)	17.7	*	19.2	69.1	67.7
Average Realized Price Per Ton – Company- Produced	$36.28		$31.70	$35.61	$30.06
Operating Costs Per Ton	$21.90		$19.36	$22.28	$20.40
Non-operating Charges Per Ton	$5.12		$4.11	$4.93	$4.57
DD&A Per Ton	$2.94		$2.49	$2.86	$2.57
Total Cost Per Ton – Company-Produced **	$29.95		$25.96	$30.06	$27.54

Sales and production includes CONSOL Energy’s portion from equity affiliates. Operating costs include items such as labor, supplies, power, preparation costs, project accruals, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premium), royalties, production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. *Includes .48 million tons of metallurgical grade coal.

**	Amounts may not add due to rounding.

Coal segment performance improved in the quarter-to-quarter comparison, reflecting higher realized prices for company-produced coal, offset by lower coal sales, lower coal production and higher unit costs of production.

Sales of company-produced coal declined 1.2 million tons, period-to-period, reflecting, in part, a decline of approximately 1.0 million tons in production from the Buchanan Mine related to a skip hoist problem that occurred in September and caused production to be suspended for most of the quarter.

Average realized prices increased $4.58, or 14.4 percent, reflecting improved contract and spot pricing.

Total costs for company-produced coal increased $3.98 per ton, or 15.3 percent, primarily reflecting a 7.8 percent decrease in production volumes (which tends to increase the unit cost impact of fixed costs), as well as higher supply costs, reflecting additional maintenance work done and higher prices for supplies, higher labor costs related to increased man-counts, as well as higher production and other taxes that rise as prices for coal rise.

Operating margins (average realized price less operating costs) were $14.38 per ton, an improvement of 16.5 percent period-to-period, while financial margins (average realized price less total costs) were $6.33 per ton, an increase of 10.5 percent. “Margin expansion in coal production is a goal we have pursued with great urgency because it is a key driver in the overall profitability of the company,” Harvey explained.

Gas Operations

CNX Gas Corporation (NYSE:CXG), 81.5 percent of which is owned by CONSOL Energy, reported net income to CONSOL Energy of $26.5 million for the quarter ended December 31, 2005, and $92.7 million for the calendar year 2005. CNX Gas Corporation issued its earnings release on January 25, 2006. Additional information regarding CNX Gas Corporation financial and operating results for the quarter and year just ended are available in that release.

“CNX Gas Corporation is off to a strong start as an independent company,” Harvey said. “Our expectations for this investment remain very high.”

Developments During the Quarter

In September, the Buchanan Mine, near Mavisdale, Virginia, suspended production following a problem with the mine’s skip hoist mechanism. The hoist was repaired and production resumed on December 13, 2005. It is estimated that the mine lost approximately 1.0 million tons of production during the period that production was suspended. During that period, the company invoked the force majeure provision on all sales contracts for Buchanan Mine coal.

In October, David C. Hardesty, president – West Virginia University, was elected to the CONSOL Energy Board of Directors.

In December, the company’s Board of Directors authorized a common share repurchase program of up to $300 million during the 24-month period beginning January 1, 2006 and ending December 31, 2007.

Subsequent Events

In January, CONSOL Energy announced that it had entered into a coal sales agreement with American Electric Power (AEP) for the sale of up to 82.5 million tons of high-Btu bituminous coal to various AEP coal-fired power stations over a 15-year period beginning in 2007 and running through 2021. The coal will come from the Shoemaker and McElroy mines and will be shipped to AEP power plants that have or will be equipped to have scrubbers.

As a result of the new contract, the company announced that it will begin a major capital improvement project for the Shoemaker Mine, replacing the mine’s older, rail haulage system with a new, more efficient conveyor belt haulage system.

Also in January, CONSOL Energy announced that it had agreed to purchase Mon River Towing and J.A.R. Barge Lines, LP from the Guttman Group, a private concern. The acquisition will increase the size of CONSOL Energy’s towboat fleet from 5 to 18 and increase the number of barges from about 300 to more than 650, increasing coal transportation capacity from 11 million tons to about 24 million tons. The transaction closed on January 20, 2006.

Outlook

In the tables below, the company provides certain financial and production guidance measures. These measures are based on the company’s current estimates and are subject to change based on changing circumstances and on risks associated with the business that are described at the end of this news release.

GUIDANCE

	2006 Estimate		2007 Estimate	2008 Estimate	2009 Estimate
FINANCIAL FORECAST (millions)
CAPEX (Total)	$740		N.A.	N.A.	N.A.
- Coal	$490	*	N.A.	N.A.	N.A.
- Gas	$165	*	N.A.	N.A.	N.A.
- Land	$65	**	N.A.	N.A.	N.A.
- Other	$20		N.A.	N.A.	N.A.
DD&A	$285		N.A.	N.A.	N.A.
COAL
Tons Produced (millions of tons)	70 - 74		67 - 71	68 - 72	74 - 78
Tons Committed (millions of tons at Jan. 17, 2006)	66.0		46.3	34.9	26.4
Tons Committed and Priced (millions of tons at Jan. 17, 2006)	65.0		40.7	21.9	7.5
Av. Realized Price/Ton Committed & Priced	$37.34		$37.99	$40.35	$40.93

*	Does not include investments in equity affiliates.

**	Includes approximately $12 million in land acquisitions for gas operations.

N.A.	= Not Available

2006 COAL CAPEX (forecast)

CATEGORY	2006
Maintenance of Production	$300
Expansion	$120
Efficiency	$45
Environmental and Safety	$25

TOTAL	$490

2006 Quarterly Production Guidance

	1Q Estimate	2Q Estimate	3Q Estimate	4Q Estimate
Coal (millions of tons)	17.2 – 18.2	18.2 – 19.2	16.3 – 17.3	18.3 – 19.3

Over the next two years, electricity generation in the United States is forecast to grow approximately 2.0% per annum, absent any adverse weather impacts. According to industry reports, coal inventories are significantly below normal in the United States and could add 10-20 million tons of demand in 2006. Furthermore, natural gas prices remain high and make gas powered generation more expensive than that of coal. These factors should contribute to an already tight supply/demand balance for U.S. thermal (steam) coal.

The United States Energy Information Administration (EIA) has forecasted that over the next four years there are more than 12 gigawatts of planned capacity additions from new generators that will use coal as an energy source — requiring an estimated 30 million tons of high-Btu coal per year. In addition, there are nearly 50 gigawatts of existing coal-fired power scheduled to be retrofitted with scrubbers over the same time frame. CONSOL Energy expects to benefit from: the long-term demand for high-Btu Northern Appalachia coal due to new and retrofitted scrubbers on power plants geographically located near CONSOL’s mines; the growing demand for electricity generation as consumers use more electricity-dependent devices; the geological limitations of Central Appalachian coal; and the potential transportation issues associated with lower Btu coal.

“While the overall market for coal remains positive, we believe the growth in demand for Northern Appalachian coal will exceed the industry’s organic growth by a wide-margin,” Harvey said. “The transaction with AEP that we announced earlier this month is indicative of the way we see this market evolving. Major coal-burning power generators are beginning to move to the high-Btu products available close to their plants as their scrubber construction projects are completed.” On January 11, 2005, CONSOL Energy announced that it had entered into a 15-year sales contract with American Electric Power (AEP) for up to 82.5 million tons of Northern Appalachian coal from CONSOL Energy’s Shoemaker and McElroy mines.

Harvey said the company’s ten-year plan for Northern Appalachia is synchronized with the addition of scrubbed power plant capacity being added. “While we are already seeing some near-term market growth, by 2008, additional scrubbed capacity will have grown significantly,” he explained, “and will continue to grow from there.”

The company has a significant amount of its 2006 coal production already sold. “This year is a bridge year for the higher sulfur Northern Appalachian coals,” Harvey said. “Sulfur dioxide allowance prices are high, which restricts the market for the highest sulfur products such as those from Shoemaker.” He noted that scrubber capacity begins to come on line by the end of this year. “Because of our sales position in 2006, we are largely insulated from the effects of the current price of allowances.”

Harvey also noted that Northern Appalachian coals have a logistical advantage in many markets because the mines are located close to customers and, in many instances, have access to economical water transportation. “Our recent acquisition of Mon River Towing more than doubles our capacity to move coal on the rivers,” he explained. “This gives us significant value in the market. In addition, we see our river operations as a core competency that will contribute to the bottom line.”

Looking at forecasted capital spending, Harvey said that spending on coal projects is similar to the cycle of spending made earlier. “The production volumes and the earnings generation in coal this past year were a result not only of our sustained investment in the business,” he said, “but also our investment in key expansion projects that began in mid-2002.” He noted that during this multi-year period the company expanded the McElroy Mine and the Bailey Central Processing plant as well as re-activating the previously idled Loveridge Mine.

Capital projects approved this year are expected to result in the addition of nearly 15 million tons of gross annual production over the next four years. “These projects, many of which take several years to complete, allow us to increase production at a measured, disciplined rate as well as replace about 9 million tons of natural depletions or declines in production from existing mines,” Harvey said.

Planned capital spending for 2006 also is expected to have a positive impact on coal unit costs. “We are forecasting an increase in cash costs per ton of only 2.5 percent compared with 2005,” Harvey said, “and an increase in total costs of only 1.5 percent.” He noted, however, that achieving forecasted unit costs are dependent on achieving or exceeding forecasted production volumes.

Harvey said the forecast for strong cash generation allows the company to fund its capital spending entirely from internally generated funds. “In addition, we will have free cash beyond our capital program to continue to reward shareholders with the highest dividend among our coal peers, as well as executing about half of our authorized share repurchase program.” Late last year, the company announced that the Board of Directors had authorized the repurchase of up to $300 million of the company’s outstanding common shares during the two-year period from January 1, 2006 through December 31, 2007. “We expect to use the full authorization during that period,” he concluded.

CONSOL Energy Inc. has annual revenues of $2.8 billion. The company was named one of America’s most admired companies in 2005 by Fortune magazine. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CONSOL Energy

EBIT & EBITDA

(000) Omitted

	Quarter Ended 12/31/05	Quarter Ended 12/31/04	Twelve Months Ended 12/31/05	Twelve Months Ended 12/31/04
Net Income/(Loss)	$87,593	$67,668	$580,861	$198,582
Less: Cumulative Effect of Accounting Change	—	—	—	($83,373)

Adjusted Net Income	87,593	67,668	580,861	115,209
Add: Interest Expense	6,413	7,776	27,317	31,429
Less: Interest Income	(4,045)	(767)	(8,066)	(5,376)
Add: Income Taxes	33,078	(30,682)	64,339	(32,646)

Earnings Before Interest & Taxes (EBIT)	123,039	43,995	664,451	108,616
Add: Depreciation, Depletion & Amortization	67,592	96,187	261,851	280,397

Earnings Before Interest, Taxes and DD&A (EBITDA)	$190,631	$140,182	$926,302	$389,013

Forward-Looking Statements

CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “guidance,” “forecast,” “estimate,” “intend,” “predict,” and “continue” or similar words. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	the disruption of rail, barge and other systems which deliver our coal, or pipeline systems which deliver our gas;

•	our inability to hire qualified people to meet replacement or expansion needs;

•	the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, fires, accidents and weather conditions which could cause our results to deteriorate;

•	uncertainties in estimating our economically recoverable coal and gas reserves;

•	risks in exploring for and producing gas;

•	obtaining governmental permits and approvals for our operations;

•	a loss of our competitive position because of the competitive nature of the coal industry and the gas industry, or a loss of our competitive position because of overcapacity in these industries impairing our profitability;

•	a decline in prices we receive for our coal and gas affecting our operating results and cash flows;

•	the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us;

•	reliance on customers extending existing contracts or entering into new long-term contracts for coal;

•	reliance on major customers;

•	our inability to collect payments from customers if their creditworthiness declines;

•	coal users switching to other fuels in order to comply with various environmental standards related to coal combustion;

•	the effects of government regulation;

•	our inability to obtain additional financing necessary in order to fund our operations, capital expenditures, potential acquisitions and to meet our other obligations;

•	the incurrence of losses in future periods;

•	the effects of mine closing, reclamation and certain other liabilities;

•	our ability to comply with restrictions imposed by our senior credit facility;

•	increased exposure to employee related long-term liabilities;

•	lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan;

•	the outcome of various asbestos litigation cases;

•	our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements;

•	results of class action lawsuits against us and certain of our officers alleging that the defendants issued false and misleading statements to the public and seeking damages and costs;

•	our ability to service debt and pay dividends is dependent upon us receiving distributions from our subsidiaries; and

•	the anti-takeover effects of our rights plan could prevent a change of control.

# # #

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS of INCOME

(Dollars in thousands - except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Sales - Outside	$782,764	$701,466	$2,977,833	$2,468,248
Sales - Purchased Gas	117,603	46,586	275,148	112,005
Sales - Related Party	—	—	4,749	—
Freight - Outside	26,836	27,736	119,343	110,175
Freight - Related Party	—	—	468	—
Other Income	41,856	15,646	105,582	86,321
Gain on Sale of 18.5% of CNX Gas	—	—	327,326	—

Total Revenue and Other Income	969,059	791,434	3,810,449	2,776,749
Cost of Goods Sold and Other Operating Charges (exclusive of depreciation, depletion and amortization shown below)	542,576	501,824	2,158,760	1,887,947
Purchased Gas Costs	118,981	47,094	278,720	113,063
Freight Expense	26,836	27,736	119,811	110,175
Selling, General and Administrative Expense	21,537	18,819	80,700	72,870
Depreciation, Depletion and Amortization	67,592	96,187	261,851	280,397
Interest Expense	6,413	7,776	27,317	31,429
Taxes Other Than Income	58,428	55,012	228,606	198,305

Total Costs	842,363	754,448	3,155,765	2,694,186

Earnings Before Income Taxes, Minority Interest and Cumulative Effect of Change in Accounting Principle	126,696	36,986	654,684	82,563
Income Taxes (Benefit)	33,078	(30,682)	64,339	(32,646)

Earnings Before Minority Interest and Cumulative Effect of Change in Accounting Principle	93,618	67,668	590,345	115,209
Minority Interest	(6,025)	—	(9,484)	—
Cumulative Effect of Change in Accounting for Workers’ Compensation Liability, net of Income Taxes of $53,080	—	—	—	83,373

Net Income	$87,593	$67,668	$580,861	$198,582

Basic Earnings Per Share	$0.95	$0.75	$6.33	$2.20

Dilutive Earnings Per Share	$0.94	$0.74	$6.26	$2.18

Weighted Average Number of Common Shares Outstanding:
Basic	92,466,044	90,551,567	91,744,954	90,230,693

Dilutive	93,631,913	91,868,095	92,767,490	91,199,945

Dividends Paid Per Share	$0.14	$0.14	$0.56	$0.56

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Operating Activities:
Net Income	$87,593	$67,668	$580,861	$198,582
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Cumulative Effect of Change in Accounting Principle, net of tax	—	—	—	(83,373)
Depreciation, Depletion and Amortization	67,592	96,187	261,851	280,397
Compensation from Restricted Stock Unit Grants	942	438	3,596	1,153
(Gain) on the Sale of Assets	(2,241)	(2,063)	(15,095)	(40,841)
(Gain) on Sale of 18.5% Interest in Gas Segment	—	—	(327,326)	—
Change in Minority Interest	6,025	—	9,484	—
Amortization of Mineral Leases	509	613	4,483	4,907
Deferred Income Taxes	5,931	(28,936)	(4,644)	(26,914)
Equity in (Earnings) Losses of Affiliates	(898)	366	(2,850)	4,317
Changes in Operating Assets:
Accounts Receivable Securitization	—	22,700	(125,000)	17,000
Accounts and Notes Receivable	15,908	(20,774)	(31,900)	(7,959)
Inventories	(3,041)	(11,493)	(13,361)	(18,544)
Prepaid Expenses	(10,743)	1,086	(28,148)	(2,734)
Changes in Other Assets	(12,310)	7,902	(6,525)	16,968
Changes in Operating Liabilities:
Accounts Payable	17,418	26,443	22,725	54,459
Other Operating Liabilities	23,383	6,034	61,094	(24,936)
Changes in Other Liabilities	20,274	(5,584)	15,317	(15,764)
Other	2,375	2,171	4,524	1,373

Net Cash Provided by Operating Activities	218,717	162,758	409,086	358,091

Investing Activities:
Capital Expenditures	(236,205)	(111,517)	(523,467)	(410,611)
Additions to Mineral Leases	(1,503)	(6,087)	(9,329)	(10,354)
Net Investment in Equity Affiliates	2,095	(1,511)	3,996	(4,303)
Proceeds from Sale of 18.5% Interest in Gas Segment	—	—	420,167	—
Proceeds from Sales of Assets	1,984	1,897	34,220	24,726

Net Cash Used in Investing Activities	(233,629)	(117,218)	(74,413)	(400,542)

Financing Activities:
Payments on Miscellaneous Borrowings	(300)	(116)	(584)	(4,651)
Payments on Short Term Borrowings	(2,200)	—	—	—
Payments on Revolver	—	(43,300)	(1,700)	(63,300)
Proceeds from (Payments on) Long Term Notes	14,000	—	14,000	(45,000)
Dividends Paid	(12,944)	(12,660)	(51,321)	(50,471)
Withdrawal from Restricted Cash	—	—	—	190,918
Stock Options Exercised	3,781	4,329	39,150	14,864

Net Cash Provided by (Used in) Financing Activities	2,337	(51,747)	(455)	42,360

Net (Decrease) Increase in Cash and Cash Equivalents	(12,575)	(6,207)	334,218	(91)
Cash and Cash Equivalents at Beginning of Period	353,215	12,629	6,422	6,513

Cash and Cash Equivalents at End of Period	$340,640	$6,422	$340,640	$6,422

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited) DECEMBER 31, 2005	DECEMBER 31, 2004
ASSETS
Current Assets:
Cash and Cash Equivalents	$340,640	$6,422
Accounts and Notes Receivable:
Trade	276,277	111,580
Other Receivables	23,340	30,251
Inventories	140,976	121,902
Deferred Income Taxes	143,481	145,890
Recoverable Income Taxes	—	14,614
Prepaid Expenses	64,537	39,510

Total Current Assets	989,251	470,169
Property, Plant and Equipment:
Property, Plant and Equipment	7,096,660	6,514,016
Less - Accumulated Depreciation, Depletion and Amortization	3,561,897	3,331,436

Total Property, Plant and Equipment - Net	3,534,763	3,182,580
Other Assets:
Deferred Income Taxes	376,477	355,008
Investment in Affiliates	52,261	47,684
Other	134,900	140,170

Total Other Assets	563,638	542,862

TOTAL ASSETS	$5,087,652	$4,195,611

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited) DECEMBER 31, 2005	DECEMBER 31, 2004
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$197,375	$166,068
Short-Term Notes Payable	—	5,060
Current Portion of Long-Term Debt	4,629	3,885
Accrued Income Taxes	17,557	—
Other Accrued Liabilities	560,584	530,472

Total Current Liabilities	780,145	705,485

Total Long-Term Debt	438,367	425,760

Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	1,592,907	1,531,250
Pneumoconiosis Benefits	411,022	427,264
Mine Closing	356,776	305,152
Workers’ Compensation	134,759	140,318
Deferred Revenue	27,343	50,208
Salary Retirement	33,703	51,957
Reclamation	32,183	5,745
Other	161,647	83,451

Total Deferred Credits and Other Liabilities	2,750,340	2,595,345

Minority Interest	93,444	—

Total Liabilities and Minority Interest	4,062,296	3,726,590

Stockholders’ Equity:
Common Stock, $.01 par value; 500,000,000 Shares Authorized, 92,525,412 Issued and Outstanding at December 31, 2005; 91,267,558 Issued and 90,642,939 Outstanding at December 31, 2004	925	913
Preferred Stock, 15,000,000 Shares Authorized; None Issued and Outstanding	—	—
Capital in Excess of Par Value	884,241	846,644
Retained Earnings (Deficit)	252,109	(277,406)
Other Comprehensive Loss	(105,162)	(89,193)
Unearned Compensation on Restricted Stock Units	(6,757)	(4,883)
Common Stock in Treasury, at Cost - 0 Shares at December 31, 2005, 624,619 Shares at December 31, 2004	—	(7,054)

Total Stockholders’ Equity	1,025,356	469,021

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,087,652	$4,195,611

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in Thousands - except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Other Compre- hensive Income (Loss)	Unearned Compen- sation on Restricted Stock Units	Treasury Stock	Total Stock- holders’ Equity
Balance - December 31, 2004	$913	$846,644	$(277,406)	$(89,193)	$(4,883)	$(7,054)	$469,021

(Unaudited)
Net Income	—	—	580,861	—	—	—	580,861
Treasury Rate Lock (Net of $53 tax)	—	—	—	(80)	—	—	(80)
Minimum Pension Liability (Net of ($4,301) tax)				6,754			6,754
Minority Interest in OCI of Gas				6,432			6,432
Gas Cash Flow Hedge (Net of $18,664 tax)	—	—	—	(29,075)	—	—	(29,075)

Comprehensive Income (Loss)	—	—	580,861	(15,969)	—	—	564,892
Dividend Equivalents on Restricted Stock Units (1,814 units)	—	276	—	—	(276)	—	—
Issuance of Restricted Stock Units under the Equity Incentive Plan (94,691 shares)	—	4,270	—	—	(4,270)	—	—
Stock Options Exercised (1,883,673 shares)	12	32,084	—	—	—	7,054	39,150
Stock-Based Compensation from Accelerated Vesting	—	735	—	—	—	—	735
Common Stock Issued (4,946 shares)	—	225	—	—	—	—	225
Amortization of Restricted Stock Unit Grants	—	(18)	—	—	2,672	—	2,654
Dividends ($.56 per share)	—	25	(51,346)	—	—	—	(51,321)

Balance - December 31, 2005	$925	$884,241	$252,109	$(105,162)	$(6,757)	$—	$1,025,356

PRODUCTION REPORT

COAL (Millions of Tons)	4th Quarter 2005 Actual	4th Quarter 2004 Actual
Northern Appalachia	14.9	15.4
Central Appalachia	2.5	3.6
Other Areas	0.3	0.2
Total	17.7	19.2

SPECIAL INCOME STATEMENT

December QTR

In Millions

	Three Months Ended December 31, 2005
	COAL			Total Gas	Total Other	TOTAL
	Produced	Other	Total
Sales	$629	$20	$649	$217	$34	$900
Freight Revenue	27	—	27	—	—	27
Other Income	—	40	40	2	—	42
Gain (Loss) on Sale of 18.5% of CNX Gas	—	—	—	—	—	—

Total Revenue and Other Income	656	60	716	219	34	969
Cost of Goods Sold	400	64	464	150	47	661
Freight Expense	27	—	27	—	—	27
Selling, General & Admin.	15	—	15	3	4	22
DD&A	51	5	56	9	3	68
Interest Expense	—	—	—	—	6	6
Taxes Other Than Income	40	12	52	4	2	58

Total Cost	533	81	614	166	62	842

Earnings (Loss) Before Income Taxes	$123	$(21)	$102	$53	$(28)	$127

Income Tax						(33)

Earnings Before Minority Interest						94
Minority Interest						(6)

Net Income						$88

SPECIAL INCOME STATEMENT

December YTD

In Millions

	Year to Date December 31, 2005
	COAL			Total Gas	Total Other	TOTAL
	Produced	Other	Total
Sales	$2,448	$79	$2,527	$602	$129	$3,258
Freight Revenue	120	—	120	—	—	120
Other Income	—	86	86	15	4	105
Gain (Loss) on Sale of 18.5% of CNX Gas	—	—	—	—	327	327

Total Revenue and Other Income	2,568	165	2,733	617	460	3,810
Cost of Goods Sold	1,613	265	1,878	395	164	2,437
Freight Expense	120	—	120	—	—	120
Selling, General & Admin.	60	1	61	8	12	81
DD&A	194	20	214	35	13	262
Interest Expense	—	—	—	—	27	27
Taxes Other Than Income	145	62	207	14	8	229

Total Cost	2,132	348	2,480	452	224	3,156

Earnings (Loss) Before Income Taxes	$436	$(183)	$253	$165	$236	$654
Income Tax						(64)

Earnings Before Minority Interest						590
Minority Interest						(9)

Net Income						$581

CONSOL Energy Inc.

Financial and Operating Statistics

	Quarter Ended Mar 31		Quarter Ended Jun 30		Quarter Ended Sep 30		Quarter Ended Dec 31		Twelve Months Ended 12/31 2005	Twelve Months Ended 12/31 2004
	2005	2004	2005	2004	2005	2004	2005	2004
AS REPORTED FINANCIALS:
Revenue ($ MM)	$816.988	$650.855	$817.149	$674.584	$1,207.253	$659.876	$969.059	$791.434	$3,810.449	$2,776.749
EBIT ($MM) *	$95.866	$44.831	$57.038	$33.302	$388.510	$(13.512)	$123.039	$43.995	$664.451	$108.616
EBITDA ($ MM) *	$159.245	$104.301	$123.818	$95.027	$452.610	$49.503	$190.631	$140.182	$926.302	$389.013
Net Income ($ MM)	$75.212	$116.283	$41.074	$26.205	$376.982	$(11.574)	$87.593	$67.668	$580.861	$198.582
EPS(diluted)	$0.82	$1.28	$0.44	$0.29	$4.04	$(0.13)	$0.94	$0.74	$6.26	$2.18
Average shares outstanding - Dilutive	92,059,791	90,548,329	92,584,311	90,964,155	93,392,289	90,361,024	93,631,913	91,868,095	92,767,490	91,199,945

CAPEX, excl. acquisitions ($ MM)	$56.869	$104.312	$112.693	$100.285	$117.700	$94.497	$236.205	$111.517	$523.467	$410.611

COAL OPERATIONAL:
# Mining Complexes (end of period)	21	19	22	19	22	19	22	20	22	20
# Complexes Producing (end of period)	17	14	18	14	18	15	17	16	17	16
Sales (MM tons)-Produced only	17.400	16.880	17.006	16.736	16.942	15.140	17.541	18.672	68.889	$67.428
Average sales price ** ($/ton)	$35.09	$28.85	$35.49	$29.77	$35.61	$29.64	$36.28	$31.70	$35.61	$30.06
Production income ($/ton)	$6.53	$2.47	$4.87	$1.91	$4.34	$(0.83)	$6.33	$5.74	$5.55	$2.52
Production (MM tons)-Produced only	18.197	16.853	16.495	16.506	16.777	15.225	17.657	19.161	69.13	67.75
Produced Tons Ending inventory (MM tons)***	2.280	1.248	1.745	0.987	1.558	1.046	1.650	1.502	1650	1502

*	Year to date total may not add due to rounding

**	note: average sales price of tons produced

***	note: includes equity companies